Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

August 5, 2025

Board of Directors

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

Re: Lake Shore Bancorp, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of 461,914 shares, in the aggregate, of common stock, $0.01 par value per share (the “Shares”), of Lake Shore Bancorp, Inc. (the “Company”) to be issued pursuant to the Lake Shore Bancorp, Inc. 2025 Equity Incentive Plan, the Lake Shore Bancorp, Inc. 2012 Equity Incentive Plan and the Lake Shore Bancorp, Inc. 2006 Stock Option Plan (together, the “Equity Plans”).

In rendering the opinion expressed herein, we have reviewed the Articles of Incorporation and Bylaws of the Company, the Equity Plans, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as resolutions of the board of directors of the Company and applicable statutes and regulations governing the Company. We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered. This opinion is limited to federal banking law.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the Equity Plans, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8 and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm. We hereby consent to the filing of this opinion as an exhibit to the Form S-8. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC